Exhibit 10.11

FORM OF SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”), is made and entered into as of April 7, 2023 (the “Effective Date”) by and among NeOnc Technologies Holdings, Inc., a Delaware corporation (the “Parent”), NeOnc Technologies, Inc., a Delaware corporation (the “Company”) and the stockholders of the Company signatory hereto (the “Company Stockholders”). The Parent, the Company and the Company Stockholders are each a “Party” and referred to collectively herein as the “Parties.”

WHEREAS, the Company is engaged in the business of the development of new drug delivery (i.e. intranasal brain delivery) and novel drugs for the treatment of brain cancers; and

WHEREAS, the Parent desires to acquire One Hundred Percent (100%) of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), solely in exchange for Ten Million Five Hundred Thousand (10,500,000) newly issued shares of common stock, par value $0.0001 per share, of the Parent (the “Parent Common Stock”), which will represent approximately Sixty Six Percent (65.6%) of the then-issued and outstanding shares of Parent Common Stock immediately following the Closing (as defined below) (the “Share Exchange”); and

WHEREAS, the Company and the Company Stockholders desire to enter into the Share Exchange with the Parent, and the Parent desires to enter into the Share Exchange with the Company and the Company Stockholders, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, agree as follows:

ARTICLE I
THE SHARE EXCHANGE AND RELATED TRANSACTIONS

1.1 Exchange Consideration. Pursuant to the terms and conditions of this Agreement and Section 351 of the Internal Revenue Code, as amended (the “Code”), at the Closing (as defined below):

(a) Upon and subject to the terms and conditions set forth in this Agreement, upon Closing, each Company Stockholder hereby irrevocably contributes, transfers and assigns, pursuant to the provisions of the of the Delaware Corporations Code (the “Delaware Code”), and delivers to Parent all of the shares of Company Common Stock held by such Company Stockholder as legal and beneficial owner as set forth opposite such Company Stockholder’s name on Schedule 1.1(a) hereto (the “Company Shares”), and any and all rights associated with or appertaining to such Company Shares, in exchange for that number of shares of Parent Common Stock as set forth opposite such Company Stockholder’s name on Schedule 1.1(a) in the column entitled “Parent Common Stock.”

(b) Without undue delay after Closing (but within any event within two (2) Business Days following the Closing), Parent shall cause the shares of Parent Common Stock issuable pursuant to Section 1.1(a) to be issued to the Company Stockholders. As used in this Agreement, the term “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the state of New York are required or authorized by applicable Law to close.

1.2 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Manatt, Phelps & Phillips, LLP, in Costa Mesa, California, or at such other location as the Parties shall select, concurrently with the execution of this Agreement (the “Closing Date”).

1.3 Actions at the Closing. At the Closing, the relevant party or parties shall cause the following documents, certificates or instruments to be executed and delivered:

(a) each Company Stockholder shall deliver to the Parent the certificate or certificates representing the Company Shares set forth on Schedule 1.1(a) hereto, and any and all rights associated with or appertaining to such Company Shares set forth opposite such Company Stockholder’s name on (the “Company Stock Certificates”), which certificate(s) shall be duly endorsed in blank for transfer to the Parent or accompanied by separate common stock powers acceptable to Parent in its reasonable discretion duly endorsed by the record holder(s), in either case with their signatures appropriately notarized or guaranteed;

(b) the Parent shall deliver to the Company the various certificates, instruments and documents to be delivered by the Parent pursuant to Article VI;

(c) the Company shall deliver to the Parent the various certificates, instruments and documents to be delivered by the Company pursuant to Article VI; and

(d) the Parent shall deliver to each Company Stockholder a certificate representing the number of shares of Parent Common Stock set forth opposite such Company Stockholder’s name on Schedule 1.1(a) (collectively, the “Exchange Shares”).

1.4 Additional Actions. If at any time after the Closing the Parent shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Parent its right, title or interest in, to or under any of the Company Shares or (b) otherwise to carry out the purposes of this Agreement, the Parent and its officers and directors or their designees shall be authorized (to the fullest extent allowed under applicable Law) to execute and deliver, in the name and on behalf of either the Company or any Company Stockholder, as applicable, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or any Company Stockholder, all such other acts and things necessary, desirable or proper to vest, perfect or confirm the Parent’s right, title or interest in, to or under such Company Shares, and otherwise to carry out the purposes of this Agreement.

1.5 Fractional Shares. No certificates or scrip representing fractional Exchange Shares shall be issued to the Company Stockholders upon the surrender for exchange of Company Shares, and such Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Parent with respect to any fractional Exchange Shares that would have otherwise been issued to such Company Stockholders. In lieu of any fractional Exchange Shares that would have otherwise been issuable, each former Company Stockholder that would have been entitled to receive a fractional share shall, on proper surrender of such person’s Company Stock Certificates, receive such whole number of Exchange Shares as is equal to the precise number of Exchange Shares to which such Company Stockholder would be entitled, rounded up to the nearest whole number; provided that each Company Stockholder shall receive at least one Exchange Share.

1.6 Directors and Officers. Upon Closing, Parent shall take such corporate action as is necessary so that (a) the Board of Directors of the Parent shall consist of five directors, with two directors appointed by the Parent, two directors appointed by the Company and one director to be appointed by mutual agreement of the Parent and the Company (b) the officers of the Company prior to the Closing shall be the officers of the Parent, in each case until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, as the case may be.

1.7 No Further Rights. From and after the Closing, no Company Shares shall be deemed to be outstanding, and the Company Stockholders shall cease to have any rights with respect thereto, except as provided herein or by applicable Law, other than the right, pursuant to Section 1.1(a) above, to receive Exchange Shares.

1.8 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, certificates representing Company Shares are presented to the Parent, they shall be cancelled and exchanged for Exchange Shares in accordance with Sections 1.1(a) above 1.3(d) above.

1.9 Exemption from Registration; Rule 144. The Parent and the Company intend that the shares of Parent Common Stock to be issued pursuant to Sections 1.1 and 1.3 above will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), by reason of Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) thereunder, and that all recipients of such shares of Parent Common Stock shall be “accredited investors” as such term is defined in Regulation D or, within the meaning of Rule 701 of the Securities Act, were employees or directors of the Company, its parent or its majority-owned subsidiaries or were consultants who were natural persons and who provided bona fide services to the Company, its parent or its majority-owned subsidiaries (provided that such services were not in connection with the offer or sale of securities in a capital raising transaction and did not directly or indirectly promote or maintain a market for the Company’s securities), and, in each case, who received the Company Shares pursuant to a compensatory benefit plan, or are family members of employees, directors or consultants who acquired such securities by gift or domestic relations orders. The shares of Parent Common Stock to be issued pursuant to Section 1.1 above and 1.3 above will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless (i) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws, or (ii) an exemption from such registration exists and either the Parent receives an opinion of counsel to the holder of such securities, which counsel and opinion are satisfactory to the Parent, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws; and the certificates representing such shares of Parent Common Stock will bear an appropriate legend and restriction on the Parent’s books or those of its transfer agent to that effect.

1.10 Certain Tax Matters. Each of the Parties shall use its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. None of the Parties shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by a “final determination” within the meaning of Section 1313(a) of the Code, shall report, for all tax purposes, the Merger as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule provided by the Company to the Parent on the date hereof (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II; and to the extent that it is clear from the context thereof that such disclosure also applies to any other numbered paragraph contained in this Article II, the disclosures in any numbered paragraph of the Company Disclosure Schedule shall qualify such other corresponding numbered paragraph in this Article II. For purposes of this Article II, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge of any officer of the Company as well as any other knowledge which such person would have possessed had such person made reasonable inquiry of appropriate officers, directors and key employees of the Company and the accountants and attorneys of the Company.

2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished or made available to the Parent complete and accurate copies of its articles of incorporation and bylaws. The Company is not in default under or in violation of any provision of its articles of incorporation, as amended to date, its bylaws, as amended to date, or any mortgage, indenture, lease, license or any other agreement or instrument except where such default or violation would not be reasonably expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Company Material Adverse Effect” means a material adverse effect on the assets, business, financial condition, or results of operations of the Company; provided, that, in no event shall any effects (whether alone or in combination) resulting from or arising in connection with any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (a) conditions generally affecting the industries in which the Company participates or the U.S. or global economy or capital markets as a whole; (b) any failure by the Company to meet internal projections or forecasts or revenue or earnings predictions; (c) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Share Exchange; (d) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (e) any changes (after the date of this Agreement) in GAAP, other applicable accounting rules or applicable Law, or changes or developments in political, regulatory or legislative conditions, or (f) the taking of any action required by this Agreement.

2.2 Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 3,030,303 shares of preferred stock (the “Company Preferred Stock,” and together with the Company Common Stock, the “Company Stock”). Immediately prior to the Closing Date, and without giving effect to the transactions contemplated by this Agreement or any of the other agreements contemplated hereby (collectively, the “Transaction Documentation”), 71,650,622 shares of Company Common Stock are issued and outstanding, and no shares of Company Preferred Stock are issued or outstanding (the holder of all 3,030,303 share of Series A Preferred Stock outstanding as of December 31, 2022 has agreed that all such shares will convert into an equivalent number of shares of Company Common Stock in connection with the Closing and thus no such shares are issued and outstanding as of immediately prior to the Closing Date). No other shares of Company Stock are issued or outstanding, and no shares of Company Common Stock or shares of Company Preferred Stock are held in the treasury of the Company. Immediately prior to the Closing Date, there are and will be outstanding options to purchase shares of Company Common Stock as set forth on Section 2.2 of the Company Disclosure Schedule (“Company Options”). Immediately prior to the Closing Date, there are and will be outstanding, no warrants to purchase shares of Company Common Stock as set forth on Section 2.2 of the Company Disclosure Schedule (“Company Warrants”). Section 2.2 of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all stockholders of the Company, indicating the number and class of Company Stock held by each stockholder, (ii) all stock option plans and other stock or equity-related plans of the Company (“Company Equity Plans”) and the number of shares of Company Common Stock remaining available for future awards thereunder, (iii) all outstanding Company Options and Company Warrants, indicating (A) the holder thereof, (B) the number of shares of Company Common Stock subject to each Company Option and Company Warrant, (C) the Company Equity Plan under which each Company Option was issued, (D) the exercise price, date of grant, vesting schedule and expiration date for each Company Option or Company Warrant, and (E) any terms regarding the acceleration of vesting, and (iv) all outstanding debt convertible into Company Stock, indicating (A) the date of issue, (B) the holder thereof, (C) the unpaid principal amount thereof, (D) the interest rate thereon, (E) the accrued and unpaid interest thereon, (F) the number and class of Company Stock into which such debt is convertible, and (G) the conversion price thereof. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock are, and all shares of Company Common Stock that may be issued upon exercise of Company Options or Company Warrants or conversion of convertible debt will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and, effective as of the Effective Time, free of all preemptive rights, and have been or will be issued in accordance with applicable laws, including but not limited to, the Securities Act. Other than the Company Options and Company Warrants and convertible debt listed in Section 2.2 of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, securities, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of Company Stock or pursuant to which any outstanding Company Stock is subject to vesting. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Other than as listed in Section 2.2 of the Company Disclosure Schedule, immediately prior to the Closing Date there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. To the knowledge of the Company, immediately prior to the Closing Date there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. All of the issued and outstanding shares of Company Common Stock were issued in compliance in all material respects with applicable securities laws.

2.3 Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and, subject to the adoption of this Agreement and the approvals and waivers set forth in Section 2.3 of the Company Disclosure Schedule (collectively, the “Company Consents”), the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the board of directors of the Company (i) determined that the Share Exchange is fair and in the best interests of the Company and the Company Stockholders, (ii) adopted this Agreement in accordance with the provisions of the applicable provisions of the Delaware Code, and (iii) directed that this Agreement and the Share Exchange be submitted to the Company Stockholders for their adoption and approval and resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Share Exchange. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

2.4 Non-contravention. Subject to the receipt of Company Consents, neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby or thereby will (a) conflict with or violate any provision of the articles of incorporation or bylaws of the Company, as amended to date, (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), except for such permits, authorizations, consents and approvals for which the Company is obligated to use its Reasonable Best Efforts to obtain pursuant to Section 4.2(a), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company is a party or by which the Company is bound, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation in any contract or instrument set forth in Section 2.4 of the Company Disclosure Schedule, for which the Company is obligated to use its Reasonable Best Efforts to obtain waiver, consent or approval pursuant to Section 4.2(b), (ii) any conflict, breach, default, acceleration, termination, modification or cancellation which would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby or (iii) any notice, consent or waiver the absence of which would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest (as defined below) upon any material assets of the Company or (e) violate any federal, state, local, municipal, foreign, international, multinational, Governmental Entity or other constitution, law, statute, ordinance, principle of common law, rule, regulation, code, governmental determination, order, writ, injunction, decree, treaty, convention, governmental certification requirement or other public limitation, U.S. or non-U.S., including Tax and U.S. antitrust laws (collectively, “Laws”) applicable to the Company, except for any violation which would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement: “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s and similar Security Interests, (ii) Security Interests arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, or (iii) Security Interests on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) of the Company and not material to the Company; and “Ordinary Course of Business” means the ordinary course of the Company’s business, consistent with past custom and practice (including with respect to frequency and amount).

2.5 Subsidiaries. The Company has no Subsidiaries. For purposes of this Agreement, a “Subsidiary” shall mean any corporation, partnership, joint venture or other entity in which a Party has, directly or indirectly, an equity interest representing 50% or more of the equity securities thereof or other equity interests therein.

2.6 Compliance with Laws. The Company:

(a) and the conduct and operations of its business, are in compliance with each Law applicable to the Company, or any of its properties or assets, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

(b) has complied with all federal and state securities laws and regulations, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, and all prior issuances of its securities have been either registered under the Securities Act or exempt from registration;

(c) has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation or, within the past two years, the subject of any threat of material litigation; and

(d) is not and has not, and the past and present officers, directors and Affiliates of the Company are not and have not, been the subject of, nor does any officer or director of the Company have any reason to believe that the Company or any of its officers, directors or Affiliates are the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person.

2.7 Financial Statements. The Company has provided or made available to the Parent: (a) the unaudited consolidated balance sheet of the Company (the “Company Balance Sheet”) at December 31, 2022 (the “Company Balance Sheet Date”), and the unaudited related consolidated statements of operations and cash flows for the fiscal year ended December 31, 2022 (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared in draft in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent in all material respects with the books and records of the Company.

2.8 Absence of Certain Changes. Since the Company Balance Sheet Date, and except as set forth in Section 2.8 of the Company Disclosure Schedule, to the knowledge of the Company, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect.

2.9 Undisclosed Liabilities. To the knowledge of the Company, except as set forth in Section 2.9 of the Company Disclosure Schedule, the Company has no, except for (a) liabilities shown on the Company Balance Sheet, (b) liabilities not exceeding $25,000 in the aggregate that have arisen since the Company Balance Sheet Date in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet. As of the date of this Agreement, there are no amounts due to any executive officer or director of the Company, whether pursuant to written promissory notes or otherwise.

2.10 Tax Matters.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

(ii) “Tax Returns” means all United States of America, state, local or foreign government reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with the Taxes.

(b) Except as set forth in Section 2.10 of the Company Disclosure Schedule, the Company has filed on a timely basis (taking into account any valid extensions) all material Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. The Company is not nor has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. The Company has paid on a timely basis all material Taxes that were due and payable in accordance with the Tax Returns. The unpaid Taxes of the Company for tax periods through the Company Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Balance Sheet. The Company does not have any actual or potential liability for any Tax obligation of any taxpayer other than the Company (including without limitation any affiliated group of corporations or other entities that included the Company during a prior period). All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(c) Except as set forth in Section 2.10 of the Company Disclosure Schedule, the Company has delivered or made available to the Parent complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 2018. To the knowledge of the Company, no examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or threatened or contemplated. The Company has not been informed in writing by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed. The Company has not waived any statute of limitations with respect to Taxes, or agreed to an extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect.

(d) No state or federal “net operating loss” of the Company determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any “ownership change” within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

2.11 Assets. The Company owns or leases all tangible assets reasonably necessary for the conduct of its businesses as presently conducted. Except as set forth in Section 2.11 of the Company Disclosure Schedule, each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Except as set forth in Section 2.10(d) of the Company Disclosure Schedule, no material amount of assets of the Company (tangible or intangible) (including without limitation any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof) is subject to any Security Interest.

2.12 Owned Real Property. The Company does not own any real property.

2.13 Real Property Leases. Section 2.13 of the Company Disclosure Schedule lists all real property leased or subleased to or by the Company. The Company has delivered or made available to the Parent complete and accurate copies of the leases and subleases listed in Section 2.13 of the Company Disclosure Schedule. With respect to each lease and sublease listed in Section 2.13 of the Company Disclosure Schedule:

(a) the lease or sublease is a legal, valid, binding and enforceable obligation of the Company party thereto and is in full force and effect;

(b) the lease or sublease will not, as a result of the execution and delivery by the Company of this Agreement or the Transaction Documentation or the consummation by the Company of the transactions contemplated hereby or thereby, cease to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, and the Closing will not, after the giving of notice, with lapse of time, or otherwise, result in a breach or default by the Company or, to the knowledge of the Company, any other party under such lease or sublease;

(c) to the knowledge of the Company, the Company is not in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such lease or sublease, except for any breach, violation or default that has not had and would not reasonably be anticipated to have a Company Material Adverse Effect;

(d) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(e) to the knowledge of the Company, there is no Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded Security Interests, leases, easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Company of the property subject thereto.

2.14 Contracts.

(a) Section 2.14 of the Company Disclosure Schedule lists the following agreements (whether written or oral) to which the Company is a party as of the date of this Agreement (other than the Transaction Documentation):

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties (A) which provides for lease payments in excess of $25,000 per annum or (B) which has a remaining term longer than 12 months and is not cancellable without penalty by the Company on sixty (60) days or less prior written notice;

(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, is not cancellable without penalty by the Company on sixty (60) days or less prior written notice and involves more than the sum of $25,000 per annum, or (B) in which the Company has granted manufacturing rights, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase goods or services exclusively from a certain party;

(iii) any agreement which, to the knowledge of the Company, establishes a material joint venture or legal partnership;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $25,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v) any agreement that purports to limit in any material respect the right of the Company to engage in any line of business, or to compete with any person or operate in any geographical location;

(vi) any employment agreement or consulting agreement which provides for payments in excess of $50,000 per annum (other than employment or consulting agreements terminable on less than thirty (30) days’ notice);

(vii) any agreement involving any officer, director or stockholder of the Company or any affiliate (as defined in Rule 12b-2 under the Exchange Act) thereof (an “Affiliate”) (other than stock subscription, stock option, restricted stock, warrant or stock purchase agreements the forms of which have been made available to Parent);

(viii) any agreement or commitment for capital expenditures in excess of $25,000, for a single project (it being represented and warranted that the liability under all undisclosed agreements and commitments for capital expenditures does not exceed $100,000 in the aggregate for all projects);

(ix) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(x) any agreement which contains any provisions requiring the Company or to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

(xi) any agreement, other than as contemplated by this Agreement, relating to the future sales of securities of the Company; and

(xii) any other agreement (or group of related agreements) (A) under which the Company is obligated to make payments or incur costs in excess of $25,000 in any year or (B) not entered into in the Ordinary Course of Business, in each case which is not otherwise described in clauses (i) through (xi).

(b) The Company has delivered or made available to the Parent a complete and accurate copy of each agreement listed in Section 2.14 of the Company Disclosure Schedule. With respect to each agreement so listed, and except as set forth in Section 2.14 of the Company Disclosure Schedule: (i) the agreement is a legal, valid, binding and enforceable obligation of the Company and in full force and effect, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity whether applied in a court of law or a court of equity; (ii) the agreement will not, as a result of the execution and delivery by the Company of this Agreement or the Transaction Documentation, or the consummation by the Company of the transactions contemplated hereby or thereby, cease to be a legal, valid, binding and enforceable obligation of the Company, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity and will, or to be in full force and effect in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such contract, except for any breach, violation or default that has not had and would not reasonably be anticipated to have a Company Material Adverse Effect.

2.15 Accounts Receivable. All accounts receivable of the Company reflected on the Company Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Company Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the Company Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Company Balance Sheet.

2.16 Powers of Attorney. Except as set forth in Section 2.16 of the Company Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company.

2.17 Insurance. Section 2.17 of the Company Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy.

2.18 Warranties. No product or service sold or delivered by the Company or any of its Subsidiaries is subject to any guaranty, warranty, right of credit or other indemnity other than the applicable standard terms and conditions of sale of the Company or the appropriate Subsidiary, which are set forth in Section 2.18 of the Company Disclosure Schedule.

2.19 Litigation. Except as set forth in Section 2.19 of the Company Disclosure Schedule, as of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a “Legal Proceeding”) which is pending or, to the Company’s knowledge, threatened against the Company which (a) seeks either damages in excess of $25,000 individually or $50,000 in the aggregate, (b) if determined adversely to the Company would have or be reasonably anticipated to have, individually or in the aggregate, a Company Material Adverse Effect or (c) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

2.20 Employees.

(a) Section 2.20 of the Company Disclosure Schedule contains a list of all employees of the Company whose annual rate of compensation exceeds $50,000 per year, along with the position of each such person. Each such person is a party to a non-disclosure and assignment of inventions agreement with the Company. To the knowledge of the Company, no key employee (within the meaning of Section 416 of the Code) or group of employees acting in concert has given written notice of any plans to terminate employment with the Company.

(b) The Company is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. To the knowledge of the Company, (i) no organizational effort has been made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company, and (ii) to the Company’s knowledge, there are no circumstances or facts which could individually or collectively give rise to a suit against the Company by any current or former employee or applicant for employment based on discrimination prohibited by fair employment practices laws.

2.21 Employee Benefits.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement providing direct or indirect compensation for services rendered, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii) “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.

(b) Section 2.21(b) of the Company Disclosure Schedule contains a complete and accurate list of all material Employee Benefit Plans maintained, or contributed to, by the Company or any ERISA Affiliate (collectively, the “Company Benefit Plans”); provided that the following Employee Benefit Plans shall not be listed in Section 2.20(b): (A) offer letters or other employee service agreements that provide for employment that is terminable “at will” and that are terminable without severance or change of control pay or benefits, in which case only forms of such agreements shall be scheduled, (B) consulting agreements that are terminable without material cost or material liability, in which case only forms of such agreements shall be scheduled, unless any such contract provides severance or change of control pay or benefits that are, in each case, greater than required by applicable Law). Except as would not, individually or in the aggregate, be reasonably expected to result in a Company Material Adverse Effect, each Company Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company and the ERISA Affiliates has in all material respects met its obligations with respect to such Company Benefit Plan.

(c) Except as would not, individually or in the aggregate, be reasonably expected to result in a Company Material Adverse Effect, to the knowledge of the Company, there are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Benefit Plans and proceedings with respect to qualified domestic relations orders, qualified medical support orders or similar benefit directives) against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that could give rise to any material liability to the Company.

(d) All the Company Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received a determination, advisory or opinion letter from the Internal Revenue Service to the effect that such Company Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Company Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect (other than amendments required by law or which are not reasonably expected to result in loss of such plan’s qualified status), and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Company Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(e) Neither the Company nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(f) At no time has the Company or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) There are no unfunded obligations under any Company Benefit Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable Law and insurance conversion privileges under state law.

(h) No Company Benefit Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(i) Section 2.14 or Section 2.21(i) of the Company Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Company, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(b) The accruals for vacation, sickness and disability expenses are accounted for on the Company Balance Sheet and are adequate and materially reflect the expenses associated therewith in accordance with GAAP.

2.22 Environmental Matters.

(a) The Company has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Environmental Law” means any Law relating to the environment, including without limitation any Law pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) the reclamation of mines; (viii) health and safety of employees and other persons; and (ix) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).

(b) To the knowledge of the Company, without independent investigation, there are no documents that contain any environmental reports, investigations or audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Company has possession of or access to.

(c) To the knowledge of the Company, there is no material environmental liability with respect to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

2.23 Legal Compliance. The Company, and the conduct and operations of its business, are in compliance with each Law applicable to the Company, or any of its properties or assets, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

2.24 Customers. Section 2.24 of the Company Disclosure Schedule sets forth a list of each customer that accounted for more than 5% of the consolidated revenues of the Company during the last full fiscal year and the amount of revenues accounted for by such customer during such period. No such customer has notified the Company in writing within the past year that it will stop buying services from the Company.

2.25 Permits. Section 2.25 of the Company Disclosure Schedule sets forth a list of all authorizations, approvals, clearances, licenses, permits, certificates or exemptions (including, without limitation, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent, and including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) from any Governmental Entity (“Permits”) issued to or held by the Company. Such listed Permits are the only material Permits that are required for the Company to conduct its business as presently conducted, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each such Permit is in full force and effect and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and, to the knowledge of the Company, there is no reasonable basis for believing that such Permit will not be renewable upon expiration. Except for such instances as would not reasonably be expected to have a Company Material Adverse Effect, each such Permit will continue in full force and effect immediately following the Closing.

2.26 Certain Business Relationships with Affiliates. Except as listed in Section 2.26 of the Company Disclosure Schedule, no Affiliate of the Company (a) owns any material property or right, tangible or intangible, which is used in and material to the business of the Company, (b) to the knowledge of the Company, has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company. Section 2.26 of the Company Disclosure Schedule describes any transactions involving the receipt or payment in excess of $25,000 in any fiscal year between the Company and any Affiliate of the Company which had occurred or existed since January 1, 2016, other than employment agreements or other compensation arrangements.

2.27 Brokers’ Fees. Except as listed in Section 2.27 of the Company Disclosure Schedule the Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.28 Books and Records. The minute books and other similar records of the Company made available to the Parent contain, in all material respects, complete and accurate records in all material respects of all actions taken at any meetings of the Company’s stockholders, board of directors or any committees thereof and of all written consents executed in lieu of the holding of any such meetings.

2.29 Intellectual Property.

(a) The Company owns, is licensed or otherwise possesses legally enforceable rights to use, license and exploit all issued patents, copyrights, trademarks, service marks, trade names, trade secrets, and registered domain names and all applications for registration therefor (collectively, the “Intellectual Property Rights”) and all computer programs and other computer software, databases, know-how, proprietary technology, formulae, and development tools, together with all goodwill related to any of the foregoing (collectively, the “Intellectual Property”), in each case as is necessary to conduct tits business as presently conducted, the absence of which would be considered reasonably likely to result in a Company Material Adverse Effect.

(b) Section 2.29(b) of the Company Disclosure Schedule sets forth, with respect to all issued patents and all registered copyrights, trademarks, service marks and domain names registered with any Governmental Entity by the Company or for which an application for registration has been filed with any Governmental Entity by the Company, (i) the registration or application number, the date filed and the title, if applicable, of the registration or application and (ii) the names of the jurisdictions covered by the applicable registration or application. Section 2.29(b) of the Company Disclosure Schedule identifies each agreement currently in effect containing any ongoing royalty or payment obligations of the Company in excess of $25,000 per annum with respect to Intellectual Property Rights and Intellectual Property that are licensed or otherwise made available to the Company.

(c) Except as set forth on Section 2.29(c) of the Company Disclosure Schedule, all Intellectual Property Rights of the Company that have been registered by them with any Governmental Entity are valid and subsisting, except as would not reasonably be expected to have a Company Material Adverse Effect. As of the Effective Date, in connection with such registered Intellectual Property Rights, all necessary registration, maintenance and renewal fees will have been paid and all necessary documents and certificates will have been filed with the relevant Governmental Entities.

(d) The Company will not, nor will as a result of the consummation of the Share Exchange or other transactions contemplated by this Agreement be, in breach in any material respect of any license, sublicense or other agreement relating to the Intellectual Property Rights of the Company, or any licenses, sublicenses or other agreements as to which the Company is a party and pursuant to which the Company uses any patents, copyrights (including software), trademarks or other intellectual property rights of or owned by third parties (the “Third Party Intellectual Property Rights”), the breach of which would be reasonably likely to result in a Company Material Adverse Effect.

(e) Except as set forth on Section 2.29(e) of the Company Disclosure Schedule, the Company has not been named as a defendant in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Third Party Intellectual Property Right and the Company has not received any notice or other communication (in writing or otherwise) of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of any Third Party Intellectual Property Right. With respect to its product candidates and products in research or development, after the same are marketed, the Company will not, to its knowledge, infringe any Third Party Intellectual Property Rights in any material manner.

(f) To the knowledge of the Company, except as set forth on Section 2.29(f) of the Company Disclosure Schedule, no other person is infringing, misappropriating or making any unlawful or unauthorized use of any Intellectual Property Rights of the Company in a manner that has a material impact on the business of the Company, except for such infringement, misappropriation or unlawful or unauthorized use as would not be reasonably expected to have a Company Material Adverse Effect.

2.30 Disclosure. None of: (a) the representations and warranties by the Company contained in this Agreement, (b) the Company Disclosure Schedule, or (c) any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were or will be made, not misleading.

2.31 Duty to Make Inquiry. To the extent that any of the representations or warranties in this Article II are qualified by “knowledge” or “belief,” the Company represents and warrants that it has made reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, reasonable inquiry by its directors, officers and key personnel.

2.32 Accountants. Marcum LLP (the “Company Auditor”) is and has been throughout the periods covered by the Company Financial Statements (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002) and (b) “independent” with respect to the Company within the meaning of Regulation S-X. Except as set forth on Section 2.32 of the Company Disclosure Schedule, the reports of the Company Auditor (or any prior auditor) on the financial statements of the Company for the past three fiscal years and any subsequent interim period did not contain an adverse opinion or a disclaimer of opinion, or were qualified as to uncertainty, audit scope, or accounting principles. During the Company’s most recent fiscal year and the subsequent interim periods, there were no disagreements with the Company Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. None of the reportable events listed in Item 304(a)(1)(iv) or (v) of SEC Regulation S-K occurred with respect to the Company Auditor.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY STOCKHOLDERS

Each of the Company Stockholders, severally and not jointly, represents and warrants to the Parent that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule provided by the Company Stockholders to the Parent on the date hereof (the “Company Stockholder Disclosure Schedule”). The Company Stockholder Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III; and to the extent that it is reasonably apparent from the context thereof that such disclosure also applies to any other numbered paragraph contained in this Article III, the disclosures in any numbered paragraph of the Company Stockholder Disclosure Schedule shall qualify such other corresponding number paragraph in this Article III. For purposes of this Article III, the phrase “to the knowledge of the Company Stockholder” or any phrase of similar import shall be deemed to refer to the actual knowledge of such Company Stockholder, each individually, only.

3.1 Authorization. Organization; Authority. The Company Stockholder is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by this Agreement and the Transaction Documentation and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and performance by the Company Stockholder of the transactions contemplated by it have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of such Company Stockholder. This Agreement and the Transaction Documentation have been duly executed by the Company Stockholder and when delivered by such Stockholder in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Company Stockholder enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

3.2 Title to Company Shares. The Company Stockholder owns good, valid and marketable title to the shares of Company’s capital stock set forth on Schedule 1.1(a) attached hereto, free and clear of any and any Security Interest. No Company Stockholder is a “foreign person” for purposes of Section 1445 of the Code.

3.3 Non-Contravention. Neither the execution, delivery and performance of this Agreement or of any of the Transaction Documentation by the Company Stockholder, nor the consummation by it of the transactions contemplated hereby or thereby will (a) violate or conflict with any law or any order to which the Company Stockholder or its assets are bound or subject, (b) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration of any payment under, or to the increased additional, accelerated or guaranteed rights or entitlements of any person under any of the terms, conditions or provisions of any contract, agreement or other commitment to which the Company Stockholder is a party or by which the Company Stockholder or its assets may be bound, (c) result in the imposition of a Security Interest on any of the Company Shares or (d) require any filing with, or permit, consent or approval of, or the giving of notice to, any Governmental Entity or other person.

3.4 Litigation. There is no action pending or, to the knowledge of such Company Stockholder, threatened, nor is any order of any Governmental Entity outstanding, against or involving the Company Stockholder, or any of its properties, assets or businesses, whether at law or in equity, before or by any governmental authority, which would reasonably be expected to adversely affect the ability of such Company Stockholder to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Transaction Documentation to which such Company Stockholder is a party.

3.5 Investment Representations. The Company Stockholder (i) is an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7), (a)(8), (a)(9), (a)(12), or (a)(13) under the Securities Act, (ii) is acquiring its portion of the Exchange Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Parent Common Stock, (iii) has been advised and understands that the Exchange Shares (A) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws, and (B) have not been and shall not be registered under the Securities Act or any applicable state securities laws and, therefore, must be held indefinitely and cannot be resold unless such shares of Parent Common Stock are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available, (iv) is aware that an investment in Parent is a speculative investment and is subject to the risk of complete loss, (v) has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement, or any other form of advertising or general solicitation with respect to the sale of shares of Parent’s capital stock, and (vi) acknowledges that Parent is under no obligation hereunder to register the Exchange Shares under the Securities Act. The Company Stockholder has carefully read and understands all materials provided by or on behalf of Parent or its representatives to such Company Stockholder or such Company Stockholder’s representatives pertaining to an investment in Parent and has consulted, as such Company Stockholder has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for such Company Stockholder. The Company Stockholder acknowledges that the ownership interest in the Parent represented by the Exchange Shares is subject to dilution for events not under the control of such Company Stockholder. Such Company Stockholder does not have any contract, agreement or understanding with any individual or entity to sell, transfer, or grant participations to such person, or to any third party, with respect to the Parent Common Stock. The Company Stockholder has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other representatives in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for such Company Stockholder and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Parent or its representatives. The Company Stockholder acknowledges and agrees that, except as set forth in Article IV, no representations or warranties have been made by the Parent, and that such Company Stockholder has not been guaranteed or represented to by any person or entity, (i) any specific amount or the event of the distribution of any cash, property or other interest in Parent or (ii) the profitability or value of the Parent Common Stock in any manner whatsoever. The Company Stockholder: (a) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (b) has had the full right and opportunity to consult with such Company Stockholder’s attorneys and other advisors and has availed itself of this right and opportunity; (c) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or him by such counsel; (d) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (e) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

3.6 Legends. The Company Stockholder understands that the Parent Common Stock will be issued pursuant to an exemption from registration or qualification under the 1933 Act and applicable state securities laws, and except as set forth below, the Securities shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144A UNDER SAID ACT.

3.7 Market Stand-off’ Agreement. The Company Stockholder hereby agrees that he/she/it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company or its parent company for its own behalf of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by the Company or its parent company and the managing underwriter (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 3.7 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. The Company Stockholder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 3.7 or that are necessary to give further effect thereto.

3.8 General Solicitation. The Company Stockholder is not, to such Stockholder’s knowledge, acquiring the Parent Common Stock as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the knowledge of such Company Stockholder, any other general solicitation or general advertisement.

3.9 No Brokers. Neither the Company Stockholder, nor any of its representatives on its behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

3.10 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement and the Transaction Documentation, no Company Stockholder makes any express or implied representations or warranties, and each Company Stockholder hereby disclaims any other representations or warranties, whether made orally or in writing, by or on behalf of a Company Stockholder by any other party.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARENT

The Parent represents and warrants to the Company that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule provided by the Parent to the Company on the date hereof (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV; and to the extent that it is reasonably apparent from the context thereof that such disclosure also applies to any other numbered paragraph contained in this Article IV, the disclosures in any numbered paragraph of the Parent Disclosure Schedule shall qualify such other corresponding numbered paragraph in this Article IV. For purposes of this Article IV, the phrase “to the knowledge of the Parent” or any phrase of similar import shall be deemed to refer to the actual knowledge of any officer or director of the Parent as well as any other knowledge which such person would have possessed had such person made reasonable inquiry of appropriate officers, directors, key employees, the accountants and attorneys of the Parent with respect to the matter in question.

4.1 Organization, Qualification and Corporate Power. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Parent is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect (as defined below). The Parent has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Parent has furnished or made available to the Company complete and accurate copies of its certificate or articles of incorporation and bylaws. The Parent is not in default under or in violation of any provision of its certificate or articles of incorporation, as amended to date, its bylaws, as amended to date, or any mortgage, indenture, lease, license or any other agreement or instrument except where such default or violation would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means a material adverse effect on the assets, business, financial condition, or results of operations of the Parent, provided that in no event shall any effects (whether alone or in combination) resulting from or arising in connection with any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (a) conditions generally affecting the industries in which the Parent or its subsidiaries participate or the U.S. or global economy or capital markets as a whole; (b) any failure by the Parent to meet internal projections or forecasts or revenue or earnings predictions; (c) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Share Exchange; (d) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (e) any changes (after the date of this Agreement) in GAAP, other applicable accounting rules or applicable Law, or changes or developments in political, regulatory or legislative conditions, or (f) the taking of any action required by this Agreement.

4.2 Capitalization. The authorized capital stock of the Parent consists of 100,000,000 shares of Parent Common Stock, $0.00001 par value per share, of which 5,500,000 shares are issued and outstanding, and 10,000,000 shares of preferred stock, $0.00001 par value per share, of which no shares will be outstanding. All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights and have been issued in accordance with applicable laws, including, but not limited to, the Securities Act. Except as contemplated by the Transaction Documentation or as described in Section 4.2 of the Parent Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent is a party or which are binding upon the Parent providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Parent. Except as contemplated by the Transaction Documentation, there are no agreements to which the Parent is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent. There are no agreements among other parties, to which the Parent is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent. All of the issued and outstanding shares of Parent Common Stock were issued in compliance in all material respects with applicable federal and state securities laws. The Exchange Shares to be issued at the Closing pursuant to Sections 1.1 and 1.3 hereof, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights and will be issued in compliance with applicable federal and state securities laws.

4.3 Authorization of Transaction. The Parent has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Parent of the Transaction Documentation, and the consummation by the Parent of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Parent. Each of the documents included in the Transaction Documentation has been duly and validly executed and delivered by the Parent and constitutes a valid and binding obligation of the Parent, enforceable against it in accordance with its terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

4.4 Noncontravention. Neither the execution and delivery by the Parent of this Agreement or the Transaction Documentation, nor the consummation by the Parent of the transactions contemplated hereby, will (a) conflict with or violate any provision of the organizational documents or bylaws of the Parent, (b) require on the part of the Parent any filing with, or permit, authorization, consent or approval of, any Governmental Entity, other than any required notification to the Financial Industry Regulatory Authority (“FINRA”), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Parent is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not reasonably be expected to have a Parent Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not reasonably be expected to have a Parent Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest upon any assets of the Parent or (e) violate any Laws applicable to the Parent or any of its properties or assets.

4.5 Subsidiaries. The Parent has no Subsidiaries. The Parent does not control directly or indirectly or have any direct or indirect participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Subsidiary.

4.6 Compliance with Laws. The Parent:

(a) and the conduct and operations of its business, is in compliance with each Law applicable to the Parent, or any of its properties or assets, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect;

(b) has complied with all federal and state securities laws and regulations, including being current in all of its reporting obligations under such federal and state securities laws and regulations, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, and all prior issuances of its securities have been either registered under the Securities Act or exempt from registration;

(c) has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation or, within the past two years, the subject of any threat of material litigation;

(d) is not and has not, and the past and present officers, directors and Affiliates of the Parent are not and have not, been the subject of, nor does any officer or director of the Parent have any reason to believe that the Parent or any of its officers, directors or Affiliates are the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person or alleging a violation of securities laws; and

(e) except as set forth in Section 3.7(f) of the Parent Disclosure Schedule, does not and will not on the Closing, have any liabilities, contingent or otherwise, including but not limited to notes payable and accounts payable, exclusive of professional fees and expenses related to the Share Exchange, and is not a party to any executory agreements.

4.7 Limited Operations. Since the date of its formation, the Parent has not carried on any business, conducted any operations, entered into any agreements or contracts or incurred any liabilities (whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), other than the Transaction Documentation and the performance of its obligations thereunder and matters ancillary thereto. The Parent has prepared no financial statements.

4.8 Off-Balance Sheet Arrangements. The Parent is a party to, nor has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Parent, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)).

4.9 Tax Matters. The Parent has filed, and has not been obligated to file, any Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. The Parent has paid on a timely basis all Taxes that were due and payable. The Parent does not have any actual or potential liability for any Tax obligation. All Taxes that the Parent or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

4.10 Assets. The Parent does not own any tangible assets.

4.11 Owned Real Property. The Parent does not own any real property.

4.12 Real Property Leases. The Parent does not lease or sublease any real property.

4.13 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Parent.

4.14 Insurance. The Parent does not have any insurance policies.

4.15 Litigation. Except as disclosed in Section 4.15 of the Parent Disclosure Schedule, as of the date of this Agreement, there is no Legal Proceeding which is pending or, to the Parent’s knowledge, threatened against the Parent which, if determined adversely to the Parent, could have, individually or in the aggregate, a Parent Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. For purposes of this Section 4.15, any such pending or threatened Legal Proceedings where the amount at issue exceeds or could reasonably be expected to exceed the lesser of $10,000 per Legal Proceeding or $25,000 in the aggregate shall be considered to possibly result in a Parent Material Adverse Effect hereunder.

4.16 Employees. The Parent has no employees.

4.17 Employee Benefits. Neither the Parent nor any of its ERISA Affiliates maintains, sponsors or contributes to or in the past has maintained, sponsored or contributed to any Employee Benefit Plan or multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

4.18 Environmental Matters. The Parent has complied with all applicable Environmental Laws, except for violations of Environmental Laws. There is no pending or, to the knowledge of the Parent, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Parent.

4.19 Permits. Section 4.19 of the Parent Disclosure Schedule sets forth a list of all authorizations, approvals, clearances, permits, licenses, registrations, certificates, orders, approvals or exemptions from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) (“Parent Permits”) issued to or held by the Parent. Such listed permits are the only Parent Permits that are required for the Parent to conduct its business as presently conducted except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each such Parent Permit is in full force and effect and, to the knowledge of the Parent, no suspension or cancellation of such Parent Permit is threatened and there is no basis for believing that such Parent Permit will not be renewable upon expiration. Each such Parent Permit will continue in full force and effect immediately following the Closing.

4.20 Certain Business Relationships with Affiliates. No Affiliate of the Parent (a) owns any property or right, tangible or intangible, which is used in the business of the Parent, (b) has any claim or cause of action against the Parent, or (c) owes any money to, or is owed any money by, the Parent. Section 4.20 of the Parent Disclosure Schedule describes any transactions involving the receipt or payment in excess of $1,000 in any fiscal year between the Parent and any Affiliate thereof which have occurred or existed since the beginning of the time period covered by the Parent Financial Statements.

4.21 Brokers’ Fees. Except as set forth on Section 3.23 of the Parent Disclosure Schedule, the Parent has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.22 Disclosure. No representation or warranty by the Parent contained in this Agreement, and no statement contained in the any document, certificate or other instrument delivered or to be delivered by or on behalf of the Parent pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Parent has disclosed to the Company all material information relating to the business of the Parent or the transactions contemplated by this Agreement.

4.23 Interested Party Transactions. To the knowledge of the Parent, no officer, director or stockholder of the Parent or any “affiliate” (as such term is defined in Rule 12b-2 under the Exchange Act) or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such person currently has or has had, either directly or indirectly, (a) an interest in any person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Parent or (ii) purchases from or sells or furnishes to the Parent any goods or services, or (b) a beneficial interest in any contract or agreement to which the Parent is a party or by which it may be bound or affected. The Parent has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Parent.

4.24 Duty to Make Inquiry. To the extent that any of the representations or warranties in this Article III are qualified by “knowledge” or “belief,” the Parent represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry by its directors, officers and key personnel.

4.25 Board and Stockholder Action. The Parent’s Board of Directors (a) has unanimously determined that the Share Exchange is advisable and in the best interests of the Parent’s stockholders and is on terms that are fair to such Parent stockholders, (b) has adopted this Agreement in accordance with the provisions of the Delaware Code and (c) has directed that this Agreement and the Share Exchange be submitted to the Parent stockholders for their adoption and approval and resolved to recommend that the Parent stockholders vote in favor of the adoption of this Agreement and the approval of the Share Exchange and the transactions contemplated hereby, and (d) the Parent stockholders have subsequently voted for the adoption of this Agreement and the approval of the Share Exchange.

ARTICLE V
COVENANTS

5.1 Closing Efforts. Each of the Parties shall use its best efforts, to the extent commercially reasonable in light of the circumstances (“Reasonable Best Efforts”), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Share Exchange are satisfied.

5.2 Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement.

(b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in Section 2.4 of the Company Disclosure Schedule.

5.3 Expenses. Each party to this Agreement shall be responsible for paying its own costs and expenses (including legal fees and expenses of each of the Parent and the Company) incurred in connection with this Agreement and the transactions contemplated hereby.

5.4 Indemnification.

(a) The Parent shall not, after the Effective Time, take any action to alter or impair any exculpatory or indemnification provisions now existing in the articles of incorporation or bylaws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time, except for any changes which may be required to conform with changes in applicable Law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time.

(b) From and after the Closing Date, the Parent agrees that it will indemnify and hold harmless each present and former director and officer of the Company (the “Indemnified Executives”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Delaware law (and the Parent shall also advance expenses as incurred to the fullest extent permitted under Delaware law, provided the Indemnified Executive to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Executive is not entitled to indemnification).

(c) The provisions of this Section 5.4 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each Indemnified Executive, and nothing in this Agreement shall affect any indemnification rights that any such Indemnified Executive may have under the articles of incorporation or bylaws of the Company or any contract or instrument or applicable Law. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 5.2 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Executive without the consent of such Indemnified Executive.

5.5 Name and Fiscal Year Change. The Parent shall take all necessary steps to enable it to change its corporate name to such name as is agreeable to the Company as of the Closing Date, if the Parent has not already done so prior to the Closing Date. The Parent shall change its fiscal year end to December 31 on or promptly after the Closing Date, if the Parent’s fiscal year end is not December 31 as of immediately prior to the Closing Date.

5.6 Parent Board; Amendment of Charter Documents. The Parent shall take such actions as are necessary, if the Parent has not already done so prior to the Effective Time, (a) to authorize the Parent’s Board of Directors to consist of five (5) members and (b) to amend its certificate or articles of incorporation and bylaws in a manner satisfactory to the Company.

ARTICLE VI
CONDITIONS TO CONSUMMATION OF SHARE EXCHANGE

6.1 Conditions to Obligations of the Parent. The obligation of the Parent to consummate the Share Exchange is subject to the satisfaction (or waiver by the Parent) of the following additional conditions:

(a) the Company shall have obtained (and shall have provided copies thereof to the Parent) (i) the Company Consents and (ii) all other waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices which are required on the part of the Company, except such waivers, permits, consents, approvals or other authorizations the failure of which to obtain or effect does not, individually or in the aggregate, have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(b) the Company shall have delivered to the Parent a certificate, validly executed by the Secretary of the Company, certifying as to (i) true, correct and complete copies of the articles of incorporation and bylaws of the Company; (ii) the valid adoption of resolutions of the board of directors of the Company (whereby this Agreement and the transactions contemplated hereunder were unanimously approved by the board of directors) and covering such other matters as the Parent shall reasonably request; (iii) a good standing certificate from the Secretary of State of the State of Delaware dated within five (5) Business Days prior to the Closing Date; and (iv) incumbency and signatures of the officers of the Company executing this Agreement or any other agreement contemplated by this Agreement; and

(c) all outstanding of the Company and all outstanding shares of preferred stock of the Company shall have been converted into shares of Company common stock.

6.2 Conditions to Obligations of the Company. The obligation of the Company to consummate the Share Exchange is subject to the satisfaction of the following additional conditions:

(a) the Parent shall have obtained (and shall have provided copies thereof to the Parent) all waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices which are required on the part of the Parent, except such waivers, permits, consents, approvals or other authorizations the failure of which to obtain or effect does not, individually or in the aggregate, have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement; and

(b) the Parent shall have delivered to the Company and the Company Stockholders a certificate, validly executed by the Secretary of the Parent, certifying as to (i) true, correct and complete copies of the certificate of incorporation and bylaws of the Parent; (ii) the valid adoption of resolutions of the board of directors of the Parent (whereby this Agreement and the transactions contemplated hereunder were unanimously approved by the board of directors) and covering such other matters as the Company shall reasonably request; (iii) a good standing certificate from the Secretary of State of the State of Delaware dated within five (5) Business Days prior to the Closing Date; and (iv) incumbency and signatures of the officers of the Parent executing this Agreement or any other agreement contemplated by this Agreement.

ARTICLE VII
MISCELLANEOUS

7.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

7.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in Article I concerning issuance of the Exchange Shares is intended for the benefit of the Company Stockholders and (b) the provisions in Section 5.4 concerning indemnification are intended for the benefit of the Indemnified Executives and their successors and assigns.

7.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior or (other than as set forth in the Transaction Documentation) contemporaneous understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

7.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

7.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures delivered by fax and/or e-mail/.pdf transmission shall be sufficient and binding as if they were originals and such delivery shall constitute valid delivery of this Agreement.

7.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

7.7 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, or upon transmission by electronic mail with automatic confirmation of delivery, in each case to the intended recipient as set forth below:

If to the Company or the Company
Stockholders:

NeOnc Technologies, Inc.
8335 Sunset Blvd., Suite 240
West Hollywood, CA 90069
Attn: Dr. Thomas Chen
E-mail:

If to the Parent (prior to the Closing):

NeOnc Technologies Holdings, Inc.
c/o AFH Holding & Advisory
8335 Sunset Blvd., Suite 240
West Hollywood, CA 90069
Attn: Amir F. Heshmatpour

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

7.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York, except that the provisions of the laws of the State of Delaware or the State of Delaware shall apply with respect to the rights and duties of the Board of Directors of the Parent and the Board of Directors of the Company, respectively, and where such provisions are otherwise mandatorily applicable.

7.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing Date. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. Any such amendment hereto may be after the Company Stockholders approve this Agreement, but before the Closing Date, without obtaining the approval of the Company Stockholders for such amendment if the amendment does not: (a) alter or change the manner or basis of exchanging shares of Company Stock for shares of Parent Common Stock, or (b) alter or change any of the terms and conditions of this Agreement in a manner that adversely affects the Company Stockholders or holders of Company Stock. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

7.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

7.11 Submission to Jurisdiction. Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in the County of New York in the State of New York in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 7.7. Nothing in this Section 7.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

7.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

7.13 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Share Exchange Agreement as of the date first above written.

PARENT:
NEONC TECHNOLOGIES HOLDINGS, INC.

By:
Name:	Amir F. Heshmatpour
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties have executed this Share Exchange Agreement as of the date first above written.

COMPANY:
NEONC TECHNOLOGIES, INC.

By:
Name:	Thomas Chen, MD
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties have executed this Share Exchange Agreement as of the date first above written.

COMPANY STOCKHOLDERS: